Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
InMed Pharmaceuticals Inc.:

We consent to the use of our report dated September 23, 2022, on the consolidated financial statements of InMed Pharmaceuticals Inc., which comprise the consolidated balance sheet as of June 30, 2022, the consolidated statements of operations, shareholder’s equity and cash flows for the year ended June 30, 2022, and the related notes, which is incorporated by reference herein.

/s/ KPMG LLP

Chartered Professional Accountants

December 21, 2023

Vancouver, Canada